Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

(617) 498-3362

AMAG Pharmaceuticals, Inc. Reports Financial Results

for the Quarter and Year Ended December 31, 2008

LEXINGTON, MA (February 27, 2009) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and twelve months ended December 31, 2008.

As of December 31, 2008, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $215.0 million.  Revenues for the quarter ended December 31, 2008 were $0.6 million as compared to revenues of $0.4 million for the same period in 2007.  Revenues for the twelve-month period ended December 31, 2008 were $1.9 million as compared to revenues of $2.6 million for the same period in 2007.

Total operating costs and expenses for the quarter ended December 31, 2008 were $23.8 million as compared to $13.9 million for the same period in 2007, an increase of $9.9 million.  The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses to prepare for the planned commercialization of Feraheme™ (ferumoxytol injection). Total operating costs and expenses for the twelve months ended December 31, 2008 were $81.5 million as compared to $45.0 million for the same period in 2007, an increase of $36.5 million. The increase in operating costs and expenses was primarily due to increased research and development expenses to expand the Company’s clinical development infrastructure and scale up the Company’s manufacturing capabilities, and increased selling, general and administrative expenses to prepare for the planned commercialization of Feraheme.

The Company reported a net loss of $21.8 million, or $1.28 per basic and diluted share, for the quarter ended December 31, 2008, as compared to a net loss of $9.7 million, or $0.57 per basic and diluted share, for the same period in 2007.  Net loss for the twelve months ended December 31, 2008 was $71.6 million, or $4.22 per basic and diluted share, as compared to a net loss of $33.9 million, or $2.15 per basic and diluted share, for the same period in 2007.

 -more-

100 Hayden Avenue, Lexington, MA 02421

(617) 498-3300

“2008 was a successful year for AMAG and we made great progress in our transition to a commercial biopharmaceutical company. During the past year, we advanced the Feraheme regulatory process, completed the scale up of our commercial organization and expanded the Company’s infrastructure in support of our anticipated launch of Feraheme,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We continue to work with the U.S. Food and Drug Administration (FDA) to address the outstanding regulatory issues as quickly as possible and look forward to launching Feraheme in the U.S. shortly after receiving marketing approval,” concluded Dr. Pereira.

Recent Corporate Highlights and Accomplishments

•                  Published positive clinical results from one of the Company’s phase III safety and efficacy studies in the February edition of the Clinical Journal of the American Society of Nephrology (CJASN).  The study enrolled 230 hemodialysis patients with iron deficiency anemia. Three Feraheme studies have been published this past year in peer reviewed medical journals.

•                  Appointed Robert J. Perez to our Board of Directors.  Mr. Perez is currently the Executive Vice President and Chief Operating Officer at Cubist Pharmaceuticals, Inc.

•                  Received a second Complete Response Letter for Feraheme prior to its December 30, 2008 action date set by the FDA.  The Company continues to work with the FDA to resolve any outstanding regulatory issues.

•                  Presented eight posters at the American Society of Nephrology Meeting held November 4-9, 2008 in Philadelphia, PA, adding to the body of scientific data on Feraheme.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 8:30 a.m. ET to discuss the Company’s financial results and condition, business highlights and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 10:00 a.m. ET on February 27, 2009 through midnight March 1, 2009.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 85018091.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com.  A replay of the webcast will also be available from approximately 11:30 a.m. ET on February 27, 2009, through midnight March 27, 2009.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Feraheme™ (ferumoxytol injection) is being developed for use as an intravenous iron replacement therapeutic agent for the treatment of iron deficiency anemia and as a diagnostic agent for vascular-enhanced magnetic resonance imaging to assess peripheral arterial disease.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our anticipated Feraheme™ launch after FDA approval, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) the possibility that we may not be able to adequately address the issues raised, provide the information requested, and satisfactorily address the manufacturing deficiencies referenced, in the Feraheme Complete Response letters and obtain the necessary regulatory approvals in order to manufacture, market and sell Feraheme, or the possibility that we may not be able to address such issues, provide such information, satisfactorily address such deficiencies, or obtain such approvals in a timely manner, if at all, (2) uncertainties regarding our ability to manufacture Feraheme, (3) the fact that we have limited sales and marketing expertise, (4) uncertainties regarding our ability to successfully compete in the intravenous iron replacement and imaging markets, (5) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for Feraheme, if approved, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our subsequent Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:	$580	$391	$1,938	$2,552

Costs and expenses (1):
Cost of product sales	214	23	292	320
Research and development expenses	9,563	7,203	31,716	24,236
Selling, general and administrative expenses	13,997	6,682	49,536	20,396
Total costs and expenses	23,774	13,908	81,544	44,952

Operating Loss	(23,194)	(13,517)	(79,606)	(42,400)

Interest and dividend income, net	1,653	3,793	9,139	12,506
Litigation settlement	—	—	—	(4,000)
Other income (expense)	(221)	—	(1,458)	—

Net loss before income taxes	(21,762)	(9,724)	(71,925)	(33,894)

Income tax benefit	—	—	278	—

Net loss	$(21,762)	$(9,724)	$(71,647)	$(33,894)

Net loss per share - basic and diluted:	$(1.28)	$(0.57)	$(4.22)	$(2.15)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,007	16,916	16,993	15,777

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:

Research and development	$1,119	$653	$3,760	$1,936
Selling, general and administrative	(2,845)	1,770	4,277	6,246

Condensed Consolidated Balance Sheets

	12/31/2008	12/31/2007

Cash, cash equivalents, and short-term investments	$159,096	$286,807
Long-term investments and settlement rights	$55,901	$—
Working capital	$149,918	$282,196
Total assets	$231,955	$294,851
Total stockholders’ equity	$213,414	$285,954

###